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                AMENDMENT NO. 3 TO FUND PARTICIPATION AGREEMENTS
                               JANUS ASPEN SERIES
                        (INSTITUTIONAL & SERVICE SHARES)

     This Amendment (the "Amendment") to the Agreements (as defined below) is made as of November 25, 2013 between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the "Trust"), and Metropolitan Life Insurance Company, a life insurance company organized under the laws of the State of New York (the "Company").

                                   BACKGROUND
                                   ----------

     A. The Trust and the Company are parties to two (2) Fund Participation Agreements dated April 30, 2004, as amended (the "Agreements").

     B. The parties wish to update Schedules A and B and further amend and update the Agreements as set forth below.

                                   AMENDMENT
                                   ---------

     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreements as follows:

     1. Schedule A shall be deleted in its entirety and replaced with Schedule A attached hereto.

     2. Schedule B shall be deleted in its entirety and replaced with Schedule B attached hereto.

     3. Section 1.11 of the Agreements shall be deleted in its entirety and replaced with the following:

          "1.11 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

               (a) permit the Trust or its agent to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement; or

               (b) provide the Trust with the results of a Statement on Standards for Attestation Engagements No. 16 (SSAE-16) review or similar report of independent auditors upon request; or

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               (c) provide, upon request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis."

     4. The following shall be added to the end of Section 1.7 of the
Agreements:

          "The Trust shall make the determination as to whether an error in net asset value has occurred and is a material error in accordance with its own internal policies, which are consistent with SEC materiality guidelines."

     5. Section 3.9 of the Agreements shall be deleted in its entirety and replaced with the following:

          "3.9 The Company is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity."

     6. The following shall be added to the end of Article III:

          "3.10 The Company is a "financial intermediary" as defined by Rule 22c-2 of the 1940 Act (the "Rule"), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule.

          3.11 The Company represents and warrants that either it or the principal underwriter of any unregistered separate account holding Portfolio shares is a broker or dealer registered under the Securities Exchange Act of 1934 (the "1934 Act") or is controlled (as defined in the 1940 Act) by a broker or dealer registered under the 1934 Act.

          3.12 The Company will not hold any other investment security (as defined in Section 3 of the 1940 Act) in a subaccount of an unregistered separate account that holds shares of a Portfolio.

          3.13 The Company will seek instructions from holders of interests in an unregistered separate account holding Portfolio shares with regard to the voting of all proxies solicited in connection with a Portfolio and will vote those proxies only in accordance with those instructions, or the Company will
                                                          --
vote Portfolio shares held in its unregistered separate accounts in the same proportion as the vote all of the Portfolio's other shareholders.

          3.14 The Company will not substitute another security for shares of a Portfolio held in an unregistered separate account unless the Securities and Exchange Commission approves the substitution in the manner provided in
Section 26 of the 1940 Act."

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     7.   Article VII shall be revised as follows:

          "If to the Trust:

          Janus Aspen Series
          151 Detroit Street
          Denver, CO 80206
          Attn: Chief Legal Counsel

          If to the Company:

          Metropolitan Life Insurance Company
          One Financial Center
          Boston, MA 02111
          Attn: Law Department"

     8. The Agreements, as amended by this Amendment, are ratified and confirmed.

     9. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

JANUS ASPEN SERIES                     METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ Stephanie Grauerholz           By: /s/ Alan C. Leland, Jr.
    -------------------------              -------------------------
Name:  Stephanie Grauerholz            Name:  Alan C. Leland, Jr.
Title: Vice President                  Title: Vice President

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                                   Schedule A
                                   ----------

                   Separate Accounts and Associated Contracts
                   ------------------------------------------

                                                DATE
                                           ESTABLISHED BY
                                            THE BOARD OF            CONTRACTS FUNDED BY SEPARATE
NAME OF SEPARATE ACCOUNT                      DIRECTORS                       ACCOUNT
---------------------------------------  ------------------  -----------------------------------------
Metropolitan Life Separate Account UL    12/31/1988          Variable Life Insurance Policies (MetFlex)

Metropolitan Life Separate Account DCVL  11/4/2003           Group Private Placement Variable Life
                                                             Insurance Policies (PPVL)

                                                             Individual Private Placement Variable Life
                                                             Insurance Policies (IPPVL)

Separate Account 13S                     12/30/1994          Variable Life Insurance Policies (LCL2)

Separate Account 36S                     4/21/1997           Variable Life Insurance Policies (LCL1)

Separate Account 485                     4/22/2008           Variable Life Insurance Policies (LCL1)

Metropolitan Life Separate Account E     9/27/1983           Gold Track Select

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                                   Schedule B

                               List of Portfolios
                               ------------------

Name of Portfolio
-----------------

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).

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